UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2025

Date of Report (Date of earliest event reported)

LIMONEIRA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

(805) 525-5541

(Registrant’s Telephone Number, Including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LMNR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2025, Limoneira Company (the “Company”) entered into a Master Loan Agreement (the “MLA”) with AgWest Farm Credit, PCA (the “Lender”), dated June 26, 2025, together with a revolving credit facility supplement (the “Revolving Credit Supplement”) and a non-revolving credit facility supplement (the “Non-Revolving Credit Supplement,” and together with the Revolving Credit Supplement, the “Supplements”). The MLA governs the terms of the Supplements. The MLA amends and restates the Master Loan Agreement between the Company and the Lender, dated March 27, 2024.

The Supplements provide aggregate borrowing capacity of $115,000,000 comprised of $114,000,000 under the Revolving Credit Supplement and $1,000,000 under the Non-Revolving Credit Supplement. For amounts outstanding under both Supplements interest will begin to be charged on the date the Lender disburses principal and will continue until the outstanding indebtedness under the Supplements is paid in full with interest.

The initial interest rate in effect under the Revolving Credit Supplement is 6.600% per annum, which such rate will be automatically adjusted commencing July 1, 2025 and on the first day of each month thereafter. The interest rate for any amount outstanding under the Revolving Credit Supplement will be based on the forward-looking one-month term rate based on SOFR, rounded up to the nearest 0.05%. The applicable margin will range from 2.15% to 3.00% depending on the Company’s funded indebtedness/EDITDA ratio. On July 1, 2026 and on each one-year anniversary thereafter, if the payment term for the loan exceeds one year, then the Lender in its sole discretion may increase or decrease the aforementioned margin points. Any amounts outstanding under the Revolving Credit Supplement are due and payable in full on July 1, 2030. The Company may prepay any amounts outstanding under the Revolving Credit Supplement without penalty.

The initial interest rate in effect under the Non-Revolving Credit Supplement is 6.900% per annum and may be adjusted automatically as of the first day of any month as determined by the Lender in its sole discretion. Any amounts outstanding under the Non-Revolving Credit Supplement are due and payable in full on July 1, 2030. The Company may prepay any amounts outstanding under the Non-Revolving Credit Supplement without penalty.

All indebtedness under the MLA, including any indebtedness under the Supplements, is secured by a first lien on Company-owned stock or participation certificates required by the Lender’s bylaws, Company funds maintained with Lender, Lender’s allocated surplus, and certain of the Company’s agricultural properties in Ventura County in California and certain of the Company’s building fixtures and improvements and investments in mutual water companies associated with the pledged agricultural properties. The MLA includes customary default provisions that provide should an event of default occur, the Lender, at its option, may declare all or any portion of the indebtedness under the MLA to be immediately due and payable without demand, notice of non-payment, protest or prior recourse to collateral, and terminate or suspend the Company’s right to draw or request funds on any loan or line of credit.

The MLA subjects the Company to affirmative and restrictive covenants including, among other customary covenants, financial reporting requirements, restrictions on the sale of assets and incurrence of additional debt other than customary trade credit. The Company is also subject to a covenant that it will maintain a Minimum Debt Service Coverage Ratio, as determined in the Lender’s sole discretion, greater than or equal to 1.00:1 for the fiscal year ending October 31, 2025, and greater than or equal to 1.25:1 for any fiscal year ending thereafter, and a covenant that the Total Net Leverage Ratio as of the end of any fiscal quarter shall be no more than (i) 6.00 to 1.0 for the fiscal quarter ending July 31, 2026, (ii) 5.00 to 1.0 for the fiscal quarter ending October 31, 2026, and (iii) 4.50 to 1.0 for any fiscal quarter ending thereafter.

The foregoing summary of the MLA, and the related Supplements, is qualified in its entirety by reference to the text of the MLA, the Revolving Credit Supplement and the Non-Revolving Credit Supplement, copies of which are filed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Master Loan Agreement, dated June 26, 2025, between Limoneira Company and AgWest Farm Credit, PCA.

10.2	Promissory Note and Revolving Credit Facility Supplement to Master Loan Agreement, dated June 26, 2025, between Limoneira Company and AgWest Farm Credit, PCA.

10.3	Promissory Note and Non-Revolving Credit Facility Supplement to Master Loan Agreement, dated June 26, 2025, between Limoneira Company and AgWest Farm Credit, PCA.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2025		LIMONEIRA COMPANY

	By:	/s/ Mark Palamountain
Mark Palamountain
Chief Financial Officer and Treasurer